UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 7, 2017

ASPEN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55107	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1660 South Albion Street, Suite 525, Denver, CO 80222

(Address of Principal Executive Office) (Zip Code)

(303) 333-4224

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement

On April 10, 2017, Aspen Group, Inc. (“Aspen”) repaid $2,157,534 to Mr. Leon Cooperman, a 5% shareholder, which is the full amount owed by Aspen under its now extinguished $3,000,000 revolving credit line.  Additionally, Aspen repaid an aggregate of $1,373,534 of principal and interest owed under two outstanding promissory notes held by Mr. Michael Mathews, Aspen’s Chairman of the Board and Chief Executive Officer.  After these repayments, Aspen has no outstanding debt (other than immaterial purchase money debt).

Item 3.02   Unregistered Sales of Equity Securities.

On April 7, 2017, Aspen raised $7,500,000 from the sale of 2,000,000 shares of common stock at $3.75 per share in a private placement offering to 11 accredited investors, including a director who invested $300,000 through an entity which he controls and two 5% shareholders.  The net proceeds to Aspen was approximately $7.0 million.  In connection with the offering, Aspen agreed to register the shares of common stock.

Aspen used approximately $3.5 million of the net proceeds to repay all of Aspen’s outstanding debt as described under Item 1.02 above.  Aspen intends to use the balance of the net proceeds to complete the acquisition of a for-profit university, assuming it is completed and for working capital.  The form of Stock Purchase Agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

All of the securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933 (the “Act”) and Rule 506(b) promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. The investors are accredited investors and there was no general solicitation.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Form of Stock Purchase Agreement

10.2	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

April 10, 2017	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer